EXHIBIT 99.1

Contact:	George White

Coinstar

425-943-8181

COINSTAR ANNOUNCES CFO, DIANE RENIHAN, WILL LEAVE COMPANY

BELLEVUE, Wash.—Jan. 2, 2003—Coinstar Inc. (Nasdaq: CSTR) today announced that its Chief Financial Officer, Diane Renihan, will be leaving the Company. Ms. Renihan intends to continue her day-to-day duties through the Company’s fourth quarter earnings release and conference call to investors scheduled on February 6, 2003. Coinstar will immediately begin the search for a new Chief Financial Officer.

Coinstar’s Chief Executive Officer, David Cole, stated, “On behalf of the entire management team, board and organization, I want to thank Diane for the financial leadership she has provided Coinstar over the last three years. During her tenure as CFO, the Company has grown significantly. We are now cash flow positive and net income positive and enjoy a dramatically improved balance sheet. We wish Diane well in her future endeavors.”

“I am very proud of my contributions and the successes of Coinstar during my term as CFO, added Diane Renihan. “I am grateful to the entire Coinstar team for a wonderful opportunity and experience.”

About Coinstar Inc.

Coinstar Inc. owns and operates the only network of supermarket-based machines that offer coin counting and other electronic services. The company has more than 10,000 machines linked by a sophisticated interactive network throughout the United States, as well as in Canada and the United Kingdom.

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This press release contains forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “plans,” “intends,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Actual results may vary significantly from the results expressed or implied in such statements. Please see the risks more fully described under the caption “Risk Factors” included in the most recent reports filed with the Securities and Exchange Commission by Coinstar Inc. Coinstar undertakes no duty or obligation to update the information provided herein. These forward-looking statements reflect Coinstar’s expectations as of January 2, 2003.